EXHIBIT 99.1

                  Zale Announces First Quarter Sales
                               Results


    DALLAS--(BUSINESS WIRE)--Nov. 8, 2007--Zale Corporation (NYSE:ZLC), a leading specialty retailer of fine jewelry in North America, today reported that for the first quarter ended October 31, 2007, comparable store sales decreased 0.4%. Revenues for the first quarter were $378 million compared to last year's revenues of $382 million, a decrease of 1.2%. These amounts exclude revenues from the Bailey Banks & Biddle stores. As previously announced, the Company entered into a definitive agreement to sell Bailey Banks & Biddle to Finlay Fine Jewelry Corporation and expects to complete the transaction in the near future. Including Bailey Banks & Biddle, comparable store sales decreased 0.3% and revenues for the first quarter were $428 million compared to last year's revenues of $432 million, a decrease of 1.0%.

    Cash from warranty sales, which exclude Bailey Banks & Biddle, increased $9.5 million over the first quarter last year and revenues recognized were $6.1 million less than the prior year as a result of the change made in the jewelry protection plan offering during the second quarter of fiscal 2007 from a two-year to a lifetime agreement. The increase in unrecognized revenues on the balance sheet was $14.3 million in the first quarter. This increase reflects the incremental cash collected and the future positive impact to earnings as a result of the jewelry protection plan change.

    The Company indicated it is comfortable at the more favorable end of its previously issued earnings per share guidance of ($0.59) to ($0.63) for the first quarter.

    Chief Executive Officer Betsy Burton commented, "We continue to execute our strategy of maximizing gross margin dollars and maintaining good expense control in the current challenging macro environment. This is demonstrated by the fact that even with relatively flat sales this quarter, we expect to achieve our earnings objectives."

    Zale Corporation will announce its first quarter 2008 earnings results on November 20, 2007. A conference call will be held at 9:00 a.m. EST. Parties interested in participating should dial 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations.

    Zale Corporation is a leading specialty retailer of fine jewelry in North America operating over 2,250 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Through its ZLC Direct organization, Zale also operates online at www.zales.com, www.baileybanksandbiddle.com and www.gordonsjewelers.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

    This release contains forward-looking statements, including statements regarding the Company's sales earnings for the first quarter of fiscal year 2008 and the Company's goals and strategies. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: we have not completed closing our books (and the closing process could impact some of the estimates we are relying upon); if the general economy performs poorly, discretionary spending on goods that are, or are perceived to be, "luxuries" may not grow and may even decrease; the concentration of a substantial portion of the Company's sales in three, relatively brief selling seasons means that the Company's performance is more susceptible to disruptions; personnel costs are a substantial portion of our expense structure and are difficult to control in the short-term; most of the Company's sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company's ability to obtain and produce products at favorable prices; the Company's sales are dependent upon mall traffic; the Company operates in a highly competitive industry; changes in regulatory requirements or in the Company's private label credit card arrangement with Citibank U.S.A., N.A. may increase the cost of or adversely affect the Company's operations and its ability to provide consumer credit and write credit insurance; acquisitions involve special risks, including the possibility that the Company may not be able to integrate acquisitions into its existing operations. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2007. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.


    CONTACT: Zale Corporation
             David H. Sternblitz
             Vice President and Treasurer
             972-580-5047